Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VENTAS, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Ventas, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1.            Article VI of the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) is hereby amended and restated in its entirety to read as follows:

“ARTICLE VI

Elimination of Certain Liability of Directors and Officers

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not apply to or adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing hereunder at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.”

2.            The foregoing amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by its duly authorized officer this 14th day of May, 2025.

By:	/s/ Carey S. Roberts
Name:	Carey S. Roberts
Title:	Executive Vice President, General Counsel, Ethics and Compliance Officer and Corporate Secretary

[Signature Page to Certificate of Amendment – Officer Exculpation]